Exhibit 4.1

                               IMN FINANCIAL CORP.


                       1997 NONSTATUTORY STOCK OPTION PLAN

                                  May 13, 1997

       1. Purpose

       The purpose of this Nonstatutory Stock Option Plan (hereinafter referred to as the "Plan"), is to provide a special incentive to selected individuals who have made significant contributions to the business and success of IMN Financial Corp. (hereinafter referred to as the "Company"). The Plan is designed to accomplish this purpose by offering such individuals options ("Options") to purchase shares of the common stock of the Company so that they will share in the Company's success and continue their services to the Company or any subsidiary of the Company.

       2.  Administration

       The 1997 Incentive Plan shall be administered by the Board of Directors of the Company (the "Board") or an options committee established by the Board (the "Options Committee"). If an Option Committee administers the 1997 Incentive Plan, it shall consist of two or more members, at least a majority of whom shall be neither an officer nor an employee of the Company.

     The Board or the Options Committee, as the case may be, shall have authority, consistent with the Plan,

     (a)  to determine which individuals shall be granted Options;

     (b) to determine the time or times when Options shall be granted and the number of Shares to be subject to each Option;

     (c) to determine the exercise price of the Shares subject to each Option and the method of payment of such price;

     (d) to determine the time or times when each Option becomes exercisable and the duration of the exercise period, subject to the limitations contained in Paragraph 6(b);

     (e) to prescribe the form or forms of the instruments evidencing any Options granted under the Plan and of any other instruments required under the Plan and to change such forms from time to time;

     (f)  to  adopt,   amend  and  rescind   rules  and   regulations   for  the
          administration of the Plan and the Options and for its own acts and proceedings: and

     (g) to decide all questions and settle all controversies and disputes which may arise in connection with the Plan. All decisions, determinations and interpretations of the Board shall be binding on all parties concerned.
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       3. Participants

       The Participants in the Plan shall be employees, officers, directors, consultants of the Company or any other parties who have made a significant contribution to the business and success of the Company, as may be selected from time to time by the Board in its discretion. In any grant of Options after the initial grant, Participants who were previously granted Options or sold Shares under the Plan may be included or excluded.

       4. Limitations

       No Option shall be granted under the Plan after December 31, 1999, but Options theretofore granted may extend beyond that date. Subject to adjustment as provided in Section 8 of the Plan, the number of Shares which may be issued under the Plan shall not exceed two million in the aggregate. To the extent that any Option granted under the Plan shall expire or terminate unexercised or for any reason become unexercisable as to any Shares subject thereto, such Shares shall thereafter be available for further grants under the Plan, within the limit specified above.

       5. Shares to be Issued

       Shares to be issued under the Plan may constitute an original issue of authorized Shares or may consist of previously issued Shares acquired by the Company, as shall be determined by the Board. The Board and the proper officers of the Company shall take any appropriate action required for such issuance. The maximum number of Shares which may be issued under the Plan is four million (4,000,000) Shares.

       6. Terms and Conditions of Options

        All Options granted under the Plan shall be subject to the following terms and conditions (except as provided in Section 7) and to such other terms and conditions as the Board shall determine to be appropriate to accomplish the purposes of the Plan:

       (a) Exercise price. The exercise price under each Option shall be determined by the Board and may be more, equal to or less than the then current market price of the Shares as the Board may deem to be appropriate: provided, however, that in the event the Board shall determine to grant an Option at less than 85% of the then current market price of the Shares, such Option shall not be granted by the option committee without the prior approval of the board of directors.

          (b) Period of Options. The period of an Option shall not exceed ten years from the date of grant.

          (c)  Exercise of Options.

               (i) Each Option shall be made exercisable at such time or times, whether or not in installments, as the Board shall prescribe at the time the Option is granted.

               (ii) A person  electing to exercise an Option  shall give written notice to the Company, as specified by the Board, of his election and of the number of Shares he has elected to purchase, such notice to be accompanied by such instruments or documents as may be required by the Board, and shall at the time of such exercise tender the purchase price of the Shares he has elected to purchase.

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          (d)  Payment  for  Issuance  of Shares.  Upon  exercise  of any Option granted hereunder, payment in full shall be made at the time of such exercise for all such Shares then being purchased.

       The Company shall not be obligated to issue any Shares unless and until, in the opinion of the Company's counsel, all applicable laws and regulations have been complied with, nor, in the event the Shares at the time listed upon any stock exchange, unless and until the Shares to be issued have been listed or authorized to be added to the list upon official notice of issuance upon such exchange, nor unless or until all other legal matters in connection with the issuance and delivery of Shares have been approved by the Company's counsel. Without limiting the generality of the foregoing, the Company may require from the Participant such investment representation or such agreement, if any, as counsel for the Company may consider necessary in order to comply with the Securities Act of 1933 as then in effect, and may require that the Participant agree that any sale of the Shares will be made only in such manner as is permitted by the Board and that a Participant will notify the Company when he/she intends to make any disposition of the Shares whether by sale, gift or otherwise. The Participant shall take any action reasonably requested by the Company in such connection. A Participant shall have the rights of a stockholder only as to Shares actually acquired by him/her under the Plan.

          (e) Transferability of Options. No Option may be transferred by the Participant otherwise than by will or by the laws of descent and distribution, and during the Participant's lifetime the Option may be exercised only by the Participant.

          (f) Termination of Employment. If the Participant is an employee and his/her employment terminates for any reason other than his/her death, the Participant may, unless discharged for cause, thereafter exercise his/her Option as provided below, but only to the extent the Participant was entitled to exercise the Option on the date when his/her employment terminated. If such termination of employment is voluntary on the part of the Participant, he/she may exercise his/her Option only within ten days after the date of termination of employment (unless a longer period not in excess of three months is allowed by the Board). If such termination of employment is involuntary on the part of the Participant, he/she may exercise his/her Option only within three months after the date of termination of employment. In no event, however, may such Participant exercise his/her Option at a time when the Option would not be exercisable had the Participant remained an employee or when the termination was for cause. For purposes of this section (f), a Participant's employment shall not be considered terminated in the case of sick leave or other bona fide leave of absence approved by the Company or a subsidiary, or in the case of a transfer to the employment of a subsidiary or to the employment of the Company. Anything herein to the contrary notwithstanding, an Option may be exercised only to the extent exercisable on the date of termination of employment by death or otherwise.

          (g) Retirement or Resignation. If prior to the expiration date of a Participant's Option an optionee shall retire or resign with the Company's consent such Option may be exercised in the same manner as if the Optionee had continued in the Company's employ; provided, however, the Board may terminate, at any time prior to exercise, all unexercised Options if it shall determine that the retired or resigning optionee has engaged in any activity detrimental to the Company's interest.

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       (h)   Death.  If a Participant  dies at a time when he/she is entitled to exercise an Option, then at any time or times within one (1) year after his/her death (or such further period as the Board may allow) such Option may be exercised, as to all or any of the Shares which the Participant was entitled to purchase immediately prior to his/her death, by his/her executor or administrator or the person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution, and except as so exercised such Option shall expire at the end of such period. In no event, however, may an Option be exercised after the expiration of the Option period.

       7.  Replacement Options

       The Company may grant Options under the Plan on terms differing from those provided for in Section 6 where such Options are granted in substitution for Options held by employees of other corporations who concurrently become employees of the Company or a subsidiary as the result of a merger, consolidation or other reorganization of the employing corporation with the Company or subsidiary, or the acquisition by the Company or a subsidiary of the business, property or stock of the employing corporation. The Board may direct that the substitute Options be granted on such terms and conditions as the Board considers appropriate in the circumstances.

        8. Changes in Stock

       In the event of a stock dividend, stock split or recapitalization or merger in which the Company is the surviving corporation, or other similar capital change, the number and kind of shares of stock or securities of the Company to be subject to the Plan and to Options then outstanding or to be granted thereunder, the maximum number of Shares or securities which may be issued or sold under the Plan, the exercise price and other relevant provisions shall be appropriately adjusted by the Board of the Company, the determination of which shall be binding on all persons.

       9. Employment Rights

       The adoption of the Plan or the granting of an Option does not confer upon any individual any right to employment or continued employment with the Company or a subsidiary, as the case may be, nor does it interfere in any way with the right of the Company or a subsidiary to terminate the employment of any of its employees at any time.

       10. Amendment

       The Board may at any time discontinue granting Options under the Plan. The Board of the Company may at any time or times amend the Plan or amend any outstanding Option or Options for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law provided, however, that, except to the extent required or permitted under Section 8, no such amendment shall void or diminish Options previously granted without the consent of the Participant, nor shall any amendment increase or accelerate the conditions and actions required for the exercise of an Option unless the Participant shall have been discharged from the company's employment for cause.


                              Adopted by the Board of Directors on May 13, 1997.

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